exhibit 99.1

The premier capital provider to the hospitality industry TM	NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY REFINANCES SOLE 2008 DEBT MATURITY
DALLAS — (June 25, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has refinanced its sole debt maturity in 2008. The Company refinanced its $73.5 million loan with MetLife that is secured by interests in the Hilton Tucson El Conquistador Golf Resort in Tucson, Arizona, and the Hilton Dallas Lincoln Centre in Dallas. The new $53.4 million interest only loan, which can be prepaid without penalty, has an interest rate of 200 basis points over LIBOR and matures in July 2011.
Commenting on the announcement, Monty Bennett, President and CEO, said, “We have been intentional in eliminating our debt maturities for the next two to three years. Refinancing our only debt maturity for 2008 was a good first step. Although our debt maturities in 2009 and 2010 are fairly small at $125 million and $75 million, respectively, we are making progress with these as well. By eliminating near term maturity risk, we provide a more secure balance sheet.”
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward- looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Refinances Only 2008 Debt Maturity

June 25, 2008
investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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